STAAR Surgical Company
Fourth Quarter 2005 Earnings Conference
March 2, 2006, 2:00 p.m. Pacific Standard Time
Moderator: David Bailey

Operator

Ladies and gentlemen, thank you for standing by and welcome to the STAAR Surgical fourth quarter and full-year 2005 financial results conference call. At this time, all participants are in a listen-only mode. Following today’s presentation, instructions will be given for the question and answer session. If anyone needs assistance at any time during the conference, please press the star key followed by the zero. As a reminder, this conference is being recorded today, Thursday, March 2, 2006.

I would now like to turn the conference over to Doug Sherk with the EVC Group. Please go ahead, sir.

D.	Sherk

Thank you, operator, and good afternoon, everyone. Thank you for joining us this afternoon for the STAAR Surgical conference call to review the financial results for the fourth quarter and full year of 2005 which ended December 30, 2005. The news release reviewing the fourth quarter and full year results crossed the wire this afternoon shortly after the market closed. If you haven’t received a copy of the release and would like one, please call our office at 415-896-6820 and we’ll get one to you immediately.

Additionally, we have arranged for a taped replay of this call which may be accessed by phone. The replay will take effect approximately one hour after the call’s conclusion today and remain in effect for seven days. The dial-in number to access the replay is 800-405-2236 or for international callers, 303-590-3000. Both numbers need a pass code of 11054531 followed by the pound sign.

This call is being broadcast live and an archive replay will also available. To access the web cast go to STAAR’s website at www.staar.com.

Before we get started, during the course of this conference call the company will make projections or other forward-looking statements regarding future events including statements about sales, business strategies and the company’s beliefs about its business prospects for 2006. We wish to caution you that such statements are just forecasts and involve risks and uncertainties and actual results may differ materially. These risks and uncertainties include the company’s ability to successfully launch the VISIAN ICL in the United States, the ability to energize sales of cataract products, the negative publicity resulting from the company’s now resolved FDA compliance issues, the ability to continue to generate cost-saving strategies and realize expected savings, the need to devote significant resources to regulatory compliance, the need to obtain regulatory approval for new products, the acceptance of new products by medical practitioners and consumers, the rapid pace of technological change in the ophthalmic industry, general, domestic and international economic conditions, access to financing and other factors beyond the control of STAAR Surgical Company including those detailed from time to time in STAAR’s reports filed with the SEC.

In addition, as the factors underlying the company’s forecast are dynamic and subject to change, these forecasts are assumed to be realistic only as of the date they are given. The company doesn’t undertake to update them and has no plans to do so.

Now I’d like to turn the call over to David Bailey, President and Chief Executive Officer of STAAR Surgical Company.

D.	Bailey

Thank you, Doug, and welcome, everyone. Thanks for joining us on the STAAR Surgical year-end call. This is indeed a milestone call for the company as it’s the first conference call following U.S. approval of the VISIAN ICL. Approval has being eagerly awaited and represents our most significant route to profitability.

Since I arrived at STAAR in January 2001, gaining FDA approval for the VISIAN has been a key personal goal and one that our entire organization has contributed to achieving.

During the fourth quarter and for 2005 as a whole, we saw continued growth of both the ICL and the TICL in international markets. While Q4 growth versus prior year was lower than the total year-over-year growth, we do not believe this indicates a trend to slower overall growth of these product lines. Rather, distributor purchase patterns account for the quarterly swings.

Our results for the first two months of Q1 2006 lead us to expect TICL and ICL sales for Q1 ‘06 to be up both sequentially and up over Q1 of 2005. Because U.S. approval for a product is often regarded as the gold standard, we might see a positive impact on international sales from the enhanced stature of the product.

One unknown with the U.S. ICL sales is how far down the diopter scale we will penetrate. For 2005 as a whole, international unit sales growth for patients requiring minus 10 diopters or less of correction was double the headline growth rate.

In addition, for the Toric ICL, it’s pleasing to report that we sell as many units at minus 3 diopters of cylinder and below as we sell above minus 3 diopters of cylinder. So we are not limited to the high cylinder market segments for the TICL or the high myopia market segments with the ICL in international. While the U.S. numbers are small so far, half of our sales have been in the under minus 10 diopter segment.

We currently sell the ICL in 42 countries and are at the last stages of approval in China for both Toric and ICL. Late last week we received five additional questions from the authorities in Beijing. These were normal course of business questions, which have already been answered and give us no cause for concern. We will continue to work through our distributor in China to obtain the final approval.

In anticipation of the approval we carried out our first training activity so that we can commercialize quickly when we obtain approval. We will hold our first training course in April. In addition, we have approximately 20 surgeons in China trained and awaiting proctoring which will occur immediately after approval. After the April course we plan to run a series of six courses this year in China alone. To bolster our go-to-market capability in international we will add additional direct employees this year.

International sales overall grew 8.5% for the year and now represent 64% of total revenues. Our biggest sales challenge remains the U.S. market where saw a further decline in our U.S. based cataract business of 12.8% year-over-year and 19.6% for the second half of ‘05 versus the same period in ‘04 and 6% for the first 6 months of ‘05 versus the equivalent ‘04 period.

The key factors behind this decline are as follows.

•	Our independent sales force lost selling time because our focus on ICL and regulatory issues made it difficult to introduce new cataract products. We operate in a challenging and competitive environment where new products are the key to finding a receptive surgeon audience and having confidence in selling to them. Our reintroduction of the three-piece Collamer IOL and injector system helped, but not enough to overcome this full factor.

•	Our FDA compliance issues which were not resolved until the fourth quarter diverted resources and harmed our reputation in the market.

•	The recent CMS ruling on reimbursement has caused a surge in sales of multi-focal and accommodative lenses. The expanded market for these step up lenses, along with the requirement of some companies that a surgeon implant 30 primary eyes with standard monofocal lenses before having access to the multi-focal models, have cut into our sales for base IOL units. Remember, the 30 primary eye requirement becomes 60 implanted lenses because surgeons typically will implant the same lens in both eyes. We have not seen a strong trend of permanently lost customers, but rather a decrease in usage by the existing customer base as they cannibalize standard procedures for the multi-focal option.

We expect these factors, especially the multi-focal market, to continue to affect our sales in coming periods, but our goal this year is to stop the cataract decline. Critical to achieving this goal is increased selling time for our products as the sales force engages more actively in an environment where STAAR has resolved its compliance issues and where the VISIAN ICL has been launched into the market, a very different situation from the one year ago.

We have confidence that two key activities in ‘06 will allow us to stop the decline in cataract. First, the successful roll-out of the ICL in the U.S. combined with increased selling efforts for cataract products should help the sales trend.

Second, we have refocused our R&D from pure compliance activity to projects that will revitalize the U.S. cataract product line and make us more competitive in the still highly lucrative monofocal market. The three-piece Collamer lens, which contributed 8% of total U.S. IOL sales in Q4, gives us a solid platform on which to build. The recent approval in Canada can only help grow this overall percentage. At the moment the fact is 89% of our global revenues come from cataract products. This revenue base for proprietary products is growing in international. We therefore plan to enhance our competitiveness and bring new enhancements to the U.S. market as I’ve indicated.

Clearly our largest growth opportunity in 2006 comes from the launch of the ICL in the U.S. market. The FDA on December 22, 2005 approved the ICL for the full range recommended by the panel back in October 2003. The delay in approval had nothing to do with the results of the U.S. clinical trial for the VISIAN ICL, but rather resulted from concerns over our quality system, particularly in Monrovia, California. These concerns have now been fully addressed. With all of that behind us, full launch is scheduled for the end of March when we will roll out all of the practice support materials.

The first commercial implant was carried out by John Vukich in January. Since approval we have been building an inventory of ICLs in the U.S. We’ve launched our calculation website, STAARVision. We trained the application specialists and they in turn have been training physicians as they enter their patient data into STAARVision for the upcoming cases to be proctored. The initial doctors proctored in this limited launch phase have had two application specialists present for the first surgery as we have certified the proctors with their first surgical cases. All of the seven application specialists will be certified by the end of this week. All are fully booked through the end of April and during February they certified 32 doctors.

Consumers can find certified doctors on our website and the list is growing every week. Our training focus is on appropriate patient selection and successful outcomes. We require doctors to implant five lenses at proctoring and to help them get through the short, but steep learning curve. On top of all of this, we have also initiated at the end of February e-marketing and direct mail campaigns which have had a very positive response rate.

As well as billing implanted lenses, we have also rolled out two programs geared towards building the surgeons’ commitment for the VISIAN ICL and phakic lens surgery before they are proctored. We have encouraged them to purchase an inventory of 25 lenses or prepaying in cash for at least this number against future orders. We do not recognize revenue on these prepayment agreements until lenses are implanted.

Lenses implanted to date fall across the spectrum of refracting powers included in the FDA approval. It’s too early to confirm a solid trend as we have in international, but even at this stage it’s clear we’re not limited to the high myopia segment. This distribution trend encourages us because it’s critical to judging the size of our potential market and we’ll keep investors updated as we move forward.

Interest and enthusiasm for the product is strong, as evidenced by our proctoring schedule, the eagerness of the surgeons to recruit the first five cases to meet the proctoring requirement and feedback after every surgery which is very positive.

In addition, our first three Phase I certification courses following the approval are fully booked with a total of 100 attendees. There’s also very strong interest for a CME-sponsored phakic implant symposium on Sunday morning, March 19th in San Francisco at the ASCRS.

Remember, two factors drive the ICL business: superior patient outcomes and economics for our partner, the doctor. The product clearly delivers on both counts, but only with solid training and support for the doctor and his practice. We believe that this is possible only through the controlled roll-out we are conducting. Over the course of 2006 we expect to proctor a total of 500 surgeons who were scheduled for training during 2005.

On the competitive front we are both realistic and vigilant. We expect success against our competitors in the refractive market to follow the trend observed internationally and I’m pleased to report that we see strong interest in ICL technology from the limited number of surgeon users in the U.S. as competitive products. All indications are that they find our technology more attractive with a wider application range in their practice.

While we don’t expect our competitors to stand still and concede the refractive implant market to STAAR, we are confident we have the best refractive implant on the market today and believe we have the technology base to keep our competitive advantage in the future. We cannot stand still and we will enhance our current solid platform with the upcoming Toric submission and we hope its approval early next year.

At this point I’d like to hand it over Deb to provide more color on the financial performance.

D.	Andrews

Thanks, Dave.

For the fourth quarter net sales were $12.1 million. Although up 4% from third quarter sales of $11.6 million, sales for the quarter were down 13% compared to last year’s fourth quarter sales of $14 million. The decrease in net sales is due to an 18.5% decrease in cataract product sales, primarily in the U.S. due to the now-resolved FDA concerns and the competitive issues that David addressed in his remarks.

Partially offsetting the overall decline in cataract product sales was a 40% increase in sales of preloaded injectors and increased sales of the recently launched three-piece Collamer IOL. The decrease was further offset by a 10% increase in international sales of ICLs and TICLs.

Despite the disappointing sales for the quarter, sales for the full year declined only 0.7% to $51.3 million versus $51.7 million for the full year of 2005.

Gross profit margin was 45.8% for the fourth quarter of 2005 compared with 47.2% for the same quarter last year and 44.6% reported for the third quarter of 2005. The decline in gross profit from the fourth quarter of 2004 was primarily due to higher unit cost as a result of manufacturing process changes and reduced IOL volume and a shift in geographical and product mix. The increase in gross profit margin from the third quarter of 2005 is due to a shift in mix from lower gross profit margin products to higher gross profit margin products like the ICL and AquaFlow. The company expects gross profit margin to gradually improve in 2006 over 2005 levels as the ICL rolls out in the U.S.

Selling, general and administrative expenses for the fourth quarter of 2005 decreased $1.4 million or 13% over the fourth quarter of 2004. This decrease was due to a $1 million decrease in sales and marketing expenses as a result of cost containment measures taken during 2005 and decreased U.S. commissions due to lower sales.

Additionally, there was a $500,000 decrease in other charges for the quarter. This charge recorded in the fourth quarter of 2004 related to the partial reserve of a note of a former officer of the company. These decreases were partially offset by an increase in R&D and regulatory expenses as the company increased headcount in these areas to support its compliance initiatives and to enhance our product development pipeline. G&A expenses were comparable to the fourth quarter of 2004.

Other income, net, for the quarter was $181,000 compared to the fourth quarter of 2004 when it was a loss of $326,000. The primary reason for the change in other income is due to $68,000 of exchange gains recorded during the period versus $360,000 of exchange losses recorded during the fourth quarter of 2005. The company also recorded increased interest income during the quarter.

Net loss for the fourth quarter of 2005 was $3.4 million or 14 cents a share compared with a net loss of $4.4 million or 21 cents a share for the same period last year.

Regarding cash flow, our cost-cutting initiatives continued to allow us to improve cash flow for the quarter and the full year 2005. During the fourth quarter we reduced cash use for operating activities over the fourth quarter of 2004 by $1.2 million, making this the third consecutive quarter of cash usage decreases.

For the full year 2005 we reduced our cash use for operating activities to approximately $7 million, a decrease of $1.8 million compared with fiscal 2004 and accomplished this despite investments in inventory in anticipation of the ICL launch in the U.S. This investment allowed us to ship product to customers within three weeks of approval.

The positive cash flows of our international business allowed us to pay down our line of credit with UBS by $1.3 million in 2005 while retaining availability under the line.

We exited 2005 with $12.7 million in cash which we believe is sufficient to execute our operating objectives in 2006. We will continue to prudently manage cash and are identifying ways of generating cash in the early phase of the ICL launch to fund our planned investments. An example of this is that we have entered into prepaid financing arrangements with certain of our customers whereby they prepay for products in exchange for a discount on the purchase price of the product. Revenue from prepaid purchases is deferred until the product is shipped. The customer must commit to purchase 25 or more ICLs in order to qualify for this deal. To date we’ve received $270,000 from prepaid ICL arrangements.

Our accounts receivable turnover is excellent with worldwide days’ sales outstanding at 38 days. With the ICL payment terms being less than our IOL payment terms, we would expect our days’ sales outstanding to decline further still.

It is management’s objective to fund STAAR’s working capital requirements without going to the capital markets. However, we are involved in active discussions with various traditional lenders to obtain debt financing to provide additional sources of working capital. Subject to finalization of our audit, our auditors have indicated it is unlikely they will issue a qualified opinion on our financial statements for 2005. With the FDA issues behind us, we’re finally able to look to the future.

The key assumptions under our 2006 operating plan are as follows:

•	Successfully launch the ICL in the U.S.;

•	Continue to grow our international business;

•	Focus R&D efforts on projects to deliver in 2006 and 2007 improvements to our cataract product line. Those projects include delivery of an aspheric angulated three-piece Collamer IOL, a square-edged aspheric silicon IOL and a preloaded silicon IOL.

•	And fourth, we continue to seek new regulatory approvals with focus on the TICL.

We believe these objectives are achievable and the successful execution of our strategy will position us for profitability and cash flows in 2007. However, we do not expect to see an immediate impact from the ICL roll out to earnings and cash flow during the first half of 2006 when we begin the process of proctoring physicians and executing on our marketing R&D and regulatory objectives. All of these programs will require investment early in the year and as a result we do not expect to significantly improve our cash position and earnings for full year 2006 compared with 2005.

As mentioned in the press release, based on current business trends, first quarter sales are expected to be at or slightly higher than fourth quarter 2005 sales. Investments in R&D and the launch of the VISIAN ICL in the U.S. market are expected to lead to a net loss approximately matching the net loss of the fourth quarter 2005.

I’d like now to hand over to David to open up for questions.

D.	Bailey

Before I open it up for questions I’d just like to review some recent Board actions in the area of corporate governance.

First, the Board has passed a resolution to eliminate STAAR’s classified Board of Directors, which currently consists of six directors who serve staggered three year terms, an arrangement that can be changed only with the approval of two-thirds of the outstanding shares. The Board has adopted a resolution proposing that at the beginning of the 2006 annual stockholders’ meeting, directors elected to fill available seats will be elected for a one-year term which will result in a change to annual voting for the entire Board beginning in 2008. In addition, the Board has definitively rejected any renewal of STAAR’s Stockholders’ Rights Plan or so-called “poison pill” when it expires on April 20th this year.

The elimination of the classified Board will not be effective until approved by the stockholders. The expiration of the poison pill will automatically be effective when the Rights Plan expires on April 20th.

We’re not soliciting stockholder votes at this time and will only do so with a proxy statement that includes full, detailed information. These changes are in line with and are an extension of the corporate governance changes that began a year ago when we split the President and Chairman of the Board positions.

Having gone through that, I’d like to ask the operator to open up for questions.

Operator

Thank you. Ladies and gentlemen, at this time we will begin the question and answer session. If you have a question, please press the star key followed by the one on your touchtone phone. If you’d like to decline from the polling process, please press the star key followed by the two. You will hear a three-toned prompt acknowledging your selections. Your questions will be polled in the order they are received. If you’re using speaker equipment, you will need to lift the handset before pressing the numbers. One moment please, for our first question.

Our first question’s from Kate Sharadin with Pacific Growth Equities. Please go ahead.

K.	Sharadin

Hi, good afternoon, everyone.

Management

Good afternoon, Kate.

K.	Sharadin

Dave, I just wanted to go back. I know it’s been several quarters, but I know at one time on the ICL you had talked about a potential use of run rate that you thought you could get to of I think it was $48 million. And I know it’s some time ago, but I was just curious if that still holds true for the product and if so, would that actually include sort of once the final Toric is approved? Were your comments then sort of including a Toric market?

D.	Bailey

What I talked about on the previous call, Kate, was — and there’s two ways to look at the market. One is the current Lasik market and what percentage of that current Lasik market phakic implants can or will achieve. And I talked about some of the international markets where we currently have 3.8% penetration in our highest and we have two markets, our strongest markets, Korea and Spain, where the penetration is 1.9% in Spain and 1.5% in Korea.

What I’d indicated was that if all our current markets, and this excludes the U.S., reach that 3.8% penetration, you’d have sales in international of approximately $50 million. Based on 1.4 million procedures in the U.S., you’d have 56,000 unit sales in the U.S. List price is $800. I think that’s where the $48 million was coming from in terms of looking at those markets and looking at penetration linked to Lasik.

The global numbers that I’ve heard and which I tend to concur with is a potential market over time of about $200 million to $250 million, but all of this boils down to what will be the level of penetration in the different segments. And as I indicated in my opening remarks, what I find very encouraging is that the growth of the ICL in international below minus 10 diopters, that unit growth was twice the headline growth. So I think we’re clearly dispelling the myth that the ICL and the Toric ICL are segmented to high myopia.

I talked on previous calls about the Toric ICL and as I indicated in my remarks, we sell as many Toric ICLs with minus 3 diopters of cylinder or below than we do above minus 3. So I think we’re clearly demonstrating as a company in established markets in international that number one, we can grow them and increase penetration rates, and number two, that the product is not niched to high myopia or high levels of astigmatism. And I see no reason why we shouldn’t see the same kind of trends in the U.S. market and in fact I think we may well see them much more quickly because generally technology picks up faster in the U.S. Lasik did and I see no reason why phakic implants wouldn’t.

But I think a $250 million global market is an estimate that’s out there as a total figure and we would be competing in that total market. And obviously as I said in my remarks earlier towards the end of my opening comments, I think we have the best technology in the market. We’re strengthening it all the time in terms of the introduction of Toric which is just incredible in terms of the outcomes and so I think we can gain a dominant market share within that segment.

K.	Sharadin

Okay, that’s helpful. When will you be filing your supplement for Toric?

D.	Bailey

The plan for the Toric is to file in Q1 or in very early Q2. We showed the early data at the AAO meeting and we’re pulling it together now. The goal is Q1. If we need to take a few more weeks to pull this together, then I really am not concerned about that. It will certainly go in late Q1 or early Q2.

And I think ... I want to give people a flavor for these Toric results based on the full cohort of 125 patients. And maybe as I go through this people will realize what incredible outcomes we’re getting here.

All of the patients in the study reported that they were satisfied with the surgery. At one year post-op 98% reported that they were very or extremely satisfied. Over 77% of the patients could see as well or better without any correction at one year post-op than they could with their best spectacle correction pre-op. At one year post-op, the patients’ best spectacle corrective acuity improved by almost one line on average. About 78% improved one line or more and over 18% improved by two lines or more. Only 4% had 20/10 or better, what some people would call super vision, best corrected pre-op compared with over 37% at one year, so you went from 4% having that to 37%.

The last point I would make is that of the patients with 20/20 best corrected acuity with spectacles pre-op, 90% could see 20/20 or better and 97% could see 20/25 or better and all could see 20/40 or better at one year post op with no correction at all. And this is a cohort which started at minus 9 diopters of myopia and almost 2 diopters of cylinder preoperatively.

The results are outstanding. We’re pulling them together now. The aim is to put them in Q1 or very early Q2, within the early April timeframe.

K.	Sharadin

Well clearly that’s very impressive data. Deborah, I don’t know if you can give some color on this. You were talking about the prepayment, the financing/discounts, etc. Did you say that you had received $270,000 so far?

D.	Andrews

Correct.

K.	Sharadin

Okay. And how many physicians was that? I’m just curious of how many have selected to do this?

D.	Andrews

I think it’s like 13 ... 14.

K.	Sharadin

Okay. Dave, on some of the things that you talked about in terms of ‘06 enhancements, approvals, etc., are most of these things going to run through the 510(k) process?

D.	Bailey

Yeah, most are. If they’re not 510(k)s, they’re year-end supplements, all minor regulatory paths, so Tier-A-type changes.

K.	Sharadin

Okay. And just speaking of the regulatory, on the Toric supplement, I know it’s a supplement but have you heard whether or not ... would there be a panel for that? I know it generally wouldn’t sound like there would be one, but was curious.

D.	Bailey

No, we do not. We’ll only find out when we submit, Kate, and the plan is to submit and probably ask for a meeting with the FDA and take them through the data. We would hope a panel’s not required, but really it’s not within our control. Hence our anticipated approval date we’re thinking this time next year, but if it did not go to panel it could be earlier than that obviously.

K.	Sharadin

Right, okay. And just finally and I’ll get back in queue, the headcount. You’re doing a lot of different things, there’s some R&D increases, etc., marketing of ICL. Can you just run through the headcount, where you expect any additional people to be? I know maybe some of the clinical specialists.

D.	Bailey

We had headcount increases in international commercial because that business is going strong so we wanted to add a little bit more traction in some of those high refractive markets like India and China. We’ve got, obviously, headcount increases in sales and marketing which are phased over the year so at the end of March we’re looking to add a couple of additional proctors in the plan. But generally we left last year with R&D fully staffed in line with the projects that we were looking to deliver this year and next year and so the incremental headcount increases now are really in commercial and U.S. marketing mainly. And some of that is the $2.5 in incremental spend that we’ve talked about previously to launch the ICL in the U.S.

K.	Sharadin

Okay. Thanks very much. I’ll see you soon in San Francisco I guess.

Operator

Thank you. Our next question comes from Joanne Wuensch from Harris Nesbitt. Please go ahead.

J.	Wuensch

Hi. Thank you very much. A couple of clarification question, please. There was a sentence that said, and if I heard it correctly, the auditors are unlikely to issue a qualified statement for 2005. Did I hear that right?

D.	Andrews

Correct.

J.	Wuensch

So you’re going to file your K, but you’re not going to have a proper audit?

D.	Andrews

No, no, no. Okay, sorry, what that means is that the auditors ... last year we received a going concern opinion and it’s unlikely we’ll receive that again this year.

J.	Wuensch

Okay, that’s what I needed to understand. So you’re still in that gray zone?

D.	Andrews

Well, until you actually file the 10K and they finish all the audit wrap up, it’s not 100% certain, but it’s highly likely, we really ...

D.	Bailey

Until they do that nothing is certain, that’s our only caution, Joanne.

J.	Wuensch

I understand. Okay, I got it. When did you or when do you anticipate hitting cash flow break even?

D.	Andrews

I would say that would be some time in 2007, not this year.

J.	Wuensch

Okay. And you talked about pricing of $800. I would assume the Toric is going to be at a premium?

D.	Bailey

Yeah, in international we sell the Toric at about a 40% premium to the standard, base ICL. So, yeah, it would definitely be at a premium, but obviously we won’t decide exactly how much of a premium until we come to market in the U.S. But it will be at a premium, yes.

J.	Wuensch

Okay. And where are you in regards to hiring sales reps to help in the roll out?

D.	Bailey

Current plan is to focus on the proctors. We have seven at the moment. As I said in my opening remarks, they’re all now fully engaged. They’ve been fully certified and we have all the proctoring slots with doctors filled through April. The plans are to increase that by a maximum of two towards the end of March/April timeframe, we’re looking for appropriate individuals now. And the current sales force, the independent sales force is around about 46 to 48 headcount and we don’t have any aggressive plans to increase that in the short term. Our plans, as we indicated in the opening remarks, are to get them much more engaged on the selling activity now that we’re in a different environment of compliance behind us and ICL approved.

The proctoring activity is the key activity around the ICL because there’s a couple of pieces to that. First off they proctor the doctor through the five cases to ensure good outcomes. They then certify the doctor so that they can purchase on PreVise® [STAARVision], but then they will also spend time with the doctor in the practice in order to ensure that the ICL technology gets assimilated in the practice so that it’s presented to the patients coming into the practice in an appropriate way. And really they’re the key elements of the activity.

The sales reps will mobilize to support that secondary activity which is putting into the practice and we’ll be doing more and more training with the sales force to help them with that on the back of the proctoring activity. So we don’t feel we need to increase sales rep headcount at this moment, although we keep an open mind to that going forward.

J.	Wuensch

Okay. Thank you very much and see you at ASCRS.

D.	Bailey

Thank you.

Operator

Thank you. Our next question comes from Larry Haimovitch from HMTC. Please go ahead.

L.	Haimovitch

Good afternoon. A question first for Diane [sic]. Diane, just to clarify on your comments about the cash flow. If you’re not cash flow break-even until I think you said some time next year, are the initiatives you have in debt financing and...

D.	Andrews

Larry, I’m having a real tough time hearing you.

L.	Haimovitch

Hold on a sec, let me change it. Is that better?

D.	Andrews

Yes.

D.	Bailey

Much better.

L.	Haimovitch

I think I’m having a problem with my headset. I’m sorry. So my question is with cash flow you’re not going to cash flow through operations positively until next year.

D.	Andrews

I would say early ‘07.

L.	Haimovitch

Okay. I guess the real question I’m trying to get to is there likely to be any need for equity financing in ‘06?

D.	Andrews

We have no plans at this time to raise capital through equity financing. We can’t rule that out 100%, but at this time we’re looking towards other options.

L.	Haimovitch

Okay.

D.	Bailey

Larry, just on that point (this is Dave) I just want to emphasize what Deb said. We’ve had advanced discussions with a number of lenders around debt financing which we regard as offering us a buffer against our cash flows and a little bit of a reserve if we need it, but we’re modeling cash flow very carefully. You can see how tight Deb’s running things in terms of the reduction and cash burn that we’ve seen over the last three quarters. I think the $1.8 million in Q4 was outstanding so we’re holding things tight, but we’re also having very healthy and active discussions with various people around putting some kind of line in place.

L.	Haimovitch

And you said cash flow break even by the first quarter. Is that correct?

D.	Andrews

Early 2007.

L.	Haimovitch

Okay. David, a question for you, actually a couple questions for you. The first one would be I missed a little bit of the beginning of the conference call, forgive me. But did you explain why the launch of ICL was late compared to the approval time? Was there some particular glitch that I missed that has happened?

D.	Bailey

You didn’t miss anything, Larry, it’s not late.

L.	Haimovitch

But I thought you didn’t start marketing ... you really just had ... just started the first implants just about now.

D.	Bailey

Let me clarify.

L.	Haimovitch

Okay, please do.

D.	Bailey

We got the approval at the end of December. We shipped the first lens and did the first implant in the middle of January. We started to ship inventory to build ICL inventory here. We then got up the STAARVision website so that we could do the calculations and we could let the doctors go into that website to do the calculations. And we started proctoring as early as late January and we did 32 surgeons during February so we don’t regard ourselves as late. Maybe you picked up, I said that the full launch in terms of getting into the practice the marketing materials to support the patient promotion would be end of March.

L.	Haimovitch

Okay, that’s what I think I heard.

D.	Bailey

That wasn’t a delay, that’s just the timeline to prepare those materials once we had the final approval.

L.	Haimovitch

Why wouldn’t those materials have been ready before the final approval given that it was pretty obvious as you got near the end that you were going to get approval? I realize you couldn’t pinpoint a date, but you knew within some reasonable period of time you were going to have an approval. I would think those materials might have been ready so you could have jumped off to a faster start.

D.	Bailey

Actually I’m pretty pleased with the start. Those materials, many of them depend on the final labeling, etc., so your approach in my position would have been a little risky. And the fact is the gating step is the proctoring and the second step is then full assimilation into the practice. And given the enthusiasm we’re hearing and seeing when we do proctoring from both the patients and the doctor, I don’t think that the lack of those materials for what will be a relatively short time puts us at any kind of disadvantage. But I’m going to ask Nick to just comment on that.

N.	Curtis

Hey, Larry.

L.	Haimovitch

Hi, Nick. Good morning, good afternoon.

N.	Curtis

How’s it going?

L.	Haimovitch

Good. How are you today?

N.	Curtis

Good. I’ll tell you it would have been great to have the materials at the beginning, but the fact is that it really hasn’t hampered us really in any measurable sense. I think that given our history we just really were a little hesitant to spend the money ahead of time and we were watching our expenses pretty closely on the sales and marketing side. We had everything ready to go and we’ll have that very quickly.

On the proctoring side it’s interesting because we have not had an issue with the five patients at all, even without the materials in the practice. And the proctors are very busy and in fact we’ve had some of the practices that have asked us how many patients could they schedule because they want to do more than the five so we’re really doing pretty well right now there.

L.	Haimovitch

Great. David, did you provide specific guidance on the call on ICL revenue for ‘06?

D.	Bailey

No, and until we get further into the launch and we see the trends, we’re not doing that. Deb did give some guidance on the first quarter in terms of the total sales.

L.	Haimovitch

The reason I was asking is because if you look at the various estimates from different analysts and chatter amongst folks that follow STAAR and care about STAAR, you get a real wide range, anywhere from single digits to some pretty large numbers and I was just curious if you had provided guidance, but I understand that you haven’t.

The final question for me and I’ll jump back in queue. You mentioned in international market you’re doing well in the below 10 myopes. Do you have any data on what people would consider to be the sweet spot of Lasik, David, which would be most people consider Lasik’s sweet spot to be 4, 5, 6, maybe 3, 4, 5, 6 diopters? Are you really getting down in any significant numbers to that or are you just getting into the higher single digits for the ICL?

N.	Curtis

Larry, over 50% of our cases have been below 10 diopter with the ICL launch now and we’ve actually done patients as low as minus 4 already in the initial phase here. Certainly you’d look at the sweet spot of Lasik being in the minus 2 to minus 6 range and I think from the recent meeting that I just attended in Aspen where we had 80 refractive surgeons there coming back from that meeting, I’m pretty encouraged that most of the surgeons there would not be uncomfortable putting the product in patients in the minus 6 range.

In fact I’ve got a quote from a doctor here that was on the ASCRS chat, which is doctor to doctor, that the doctor after his first surgical day said he hoped to place at least 10 ICLs a month immediately and he assumed that this would grow as the word gets out that there’s something available for the high myopes and “I will probably go as low as 6 and possibly lower for people with abnormal corneal topography or thin corneas.” And then he gets into some further discussion about some of the multi-focal lenses and he said that I would never recommend a ReStor in a high myope unless they have a cataract because of the increased risk of retinal detachment and that for a 40-ish pre-presbyope he would either try monovision before making any decisions. He says again “I wouldn’t recommend a lens replacement if a less invasive and a less risky procedure; i.e., ICL, is available and you can tolerate monovision.”

D.	Bailey

I think the critical thing that people have got to remember here, Larry, whether the cut off is minus 10 or minus 6, the individual doctor will decide and each diopter that you go down, that segment itself is as big as all of the segments above it.

Our view is while the ICL is an appropriate treatment for all patients above minus 3, there’s a group of patients where it really should be considered as the only alternative and we’ve talked about those before. Nick alluded to them, the thin corneas, etc., and there’s a lot of sensitivity now about doing corneal based surgery on a cornea which has any kind of abnormality associated with it.

L.	Haimovitch

That came out very clearly at the last meeting I was at too whereas there is definite concern about the health of the cornea and the safety of the cornea for sure. Okay. Thanks, guys. I’ll jump back in queue.

Operator

Thank you. Our next question comes from Eric Green from the Prescott Group. Please go ahead.

E.	Green

Hey, David.

D.	Bailey

Hi.

E.	Green

Is there any updates on your discussions with Morgan Stanley? You talked about that a little bit last time.

D.	Bailey

No updates at all, no.

E.	Green

But discussions are still ongoing?

D.	Bailey

Morgan Stanley is a partner that we talk to, yes, but nothing to report.

E.	Green

Alright, thanks.

D.	Bailey

It’s not a particular focus of attention at the moment.

E.	Green

Okay. Thanks, David.

Operator

Thank you. Gentlemen, there are no further questions at this time. Do you have any concluding comments?

D.	Bailey

Thank you, everybody, for those questions. I’d just like to emphasize that our approach with the roll-out is a deliberate slow ramp-up focused on patient outcomes and excellent surgeon training. That really is the rate determining step. Even at this early stage we’re seeing that is a very effective strategy. It’s appreciated by the doctors and it certainly is resulting in the outcomes that we’re looking for in terms of happy patients and very satisfied doctors.

I would just want to reiterate the number of times where we’ve heard from doctors how pleased they are with the surgery, how pleased they are with the support around the training and more importantly from the patients how happy they are with the outcomes and that gives us great encouragement going forward.

Thanks, everyone, and we look forward to updating you as we go forward.

Operator

Thank you. Ladies and gentlemen, that does conclude the STAAR Surgical fourth quarter and full 2005 financial results conference call. You may disconnect. Thank you for using the conferencing center.